PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Second Quarter 2018 Results

•	Second quarter 2018 net loss available to shareholders of $239 million, driven primarily by net derivative mark-to-market losses

•	Adjusted earnings* of $153 million, driven by higher corporate expenses and unfavorable results in the Run-off segment

•	Annuity sales grew 42 percent over the second quarter of 2017

•	Variable annuity assets above CTE95 were flat at $2.7 billion

•	Reaffirmed full-year 2018 guidance, less notable items: adjusted earnings per share* of $8.50 to $9.00 and an adjusted return on equity* of approximately 8 percent

•	Announced $200 million stock repurchase program
CHARLOTTE, NC, August 6, 2018 — Brighthouse Financial, Inc. ("Brighthouse Financial”) (Nasdaq: BHF) announced today its financial results for the second quarter ended June 30, 2018.
Second Quarter 2018 Results
The company reported a net loss available to shareholders of $239 million in the second quarter of 2018, or $2.01 on a per share basis, compared to net income available to shareholders of $246 million in the second quarter of 2017. The company ended the second quarter of 2018 with stockholders’ equity (“book value”) of $13.4 billion, or $112.17 on a per share basis, and book value, excluding accumulated other comprehensive income (“AOCI”), of $12.6 billion, or $105.37 on a per share basis.

For the second quarter of 2018, the company reported adjusted earnings of $153 million, or $1.27 on a per share basis.

Adjusted earnings for the quarter included $44 million of a net unfavorable notable item, or $0.37 on a per share basis, for establishment costs primarily related to planned technology and branding investments.

The company previously provided guidance in May 2018 for select financial metrics for full-year 2018 including an expectation of adjusted earnings per share, less notable items, of $8.50 to $9.00 and an adjusted return on equity (ROE), less notable items, of approximately 8 percent. Taking into account its performance over the first half of 2018 and its expected performance for the remainder of the year, the company reaffirmed its guidance for full-year 2018.
Corporate expenses in the second quarter of 2018 were $288 million pre-tax, up from $230 million pre-tax in the first quarter of 2018. Total corporate expenses in the first twelve months post-separation were $1,046 million pre-tax, in line with company expectations of $1.0 billion to $1.1 billion.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Annuity sales increased 42 percent quarter-over-quarter, driven by an increase in sales of Shield and fixed indexed annuities. On a sequential basis, annuity sales increased 12 percent, primarily from an increase in sales of fixed indexed annuities.
“We are pleased with our quarter-over-quarter sales growth in annuities and with our strong operational performance during the second quarter. While we recorded lower sequential adjusted earnings this period, we expect to reach our guidance targets for 2018," commented Eric Steigerwalt, president and chief executive officer, Brighthouse Financial. “As we enter our second year as an independent, publicly-traded company, we are on track with our goals, we are confident in our strategy, and we remain focused on delivering value for advisors, the clients they serve, and our shareholders.”

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	June 30, 2018		June 30, 2017
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(239)	$(2.01)	$246	N/A
Adjusted earnings (2), (3)	$153	$1.27	$324	N/A
Weighted average common shares outstanding - diluted	120,200,149	N/A	N/A	N/A

Book value	$13,435	$112.17	$16,415	N/A
Book value, excluding AOCI	$12,620	$105.37	$14,521	N/A
Ending common shares outstanding	119,773,106	N/A	N/A	N/A

(1) Diluted net income (loss) available to shareholders per common share was calculated using 119,773,106 weighted average shares outstanding for the period ended June 30, 2018. The diluted shares are not currently utilized in the per share calculation of net income (loss) available to shareholders, as inclusion would have an anti-dilutive effect to a loss position.

(2) Per share amount is on a diluted basis.
(3) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below as well as in the tables that accompany this news release and/or the Second Quarter 2018 Brighthouse Financial, Inc. Financial Supplement (which is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on page 16 of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
Adjusted earnings	June 30, 2018	March 31, 2018 (1)	June 30, 2017
Annuities	$221	$226	$226
Life	$37	$66	$12
Run-off	$(6)	$50	$52
Corporate & Other	$(99)	$(59)	$34

(1) In the first quarter of 2018, the company completed a realignment of invested assets based on statutory target asset requirements across all segments. This invested asset realignment did not change earnings in total, but did impact individual segment results.

Sales (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Annuities (1)	$1,412	$1,256	$995
Life	$2	$2	$11

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $272 million and $173 million for the second quarter of 2018 and the first quarter of 2018, respectively. There were no sales of this product in the second quarter of 2017.

Annuities
Adjusted earnings in the Annuities segment were $221 million in the current quarter, compared to adjusted earnings of $226 million in each of the second quarter of 2017 and the first quarter of 2018.
There were no notable items in the second quarter of 2018. The second quarter of 2017 included $25 million of favorable notable items. The first quarter of 2018 did not include any notable items. On a quarter-over-quarter basis adjusted earnings, less notable items, reflect higher net investment income and lower taxes, partially offset by higher expenses. On a sequential basis, adjusted earnings reflect higher expenses, partially offset by higher net investment income and lower deferred acquisition costs (DAC) amortization due to market performance in the quarter.
As mentioned above, annuity sales increased 42 percent quarter-over-quarter, primarily driven by an increase in sales of Shield and fixed indexed annuities. On a sequential basis, annuity sales increased by 12 percent, primarily from an increase in sales of fixed indexed annuities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Life
Adjusted earnings in the Life segment were $37 million in the current quarter, compared to adjusted earnings of $12 million in the second quarter of 2017 and adjusted earnings of $66 million in the first quarter of 2018.
There were no notable items in the current quarter. The second quarter of 2017 included $12 million in favorable notable items. The first quarter of 2018 included $16 million of favorable notable items. On a quarter-over-quarter basis, adjusted earnings reflect higher net investment income due to the portfolio realignment completed in the first quarter of 2018, partially offset by higher DAC amortization and higher expenses. On a sequential basis, adjusted earnings reflect higher expenses.
Life insurance sales remained low, consistent with the company's strategy of migrating to simpler life insurance solutions. The company expects life insurance sales to remain at similar levels over the medium-term, as it revamps its life insurance business. The company is targeting a launch of a life insurance product in late 2018 or early 2019, subject to regulatory approval.
Run-off
The Run-off segment had an adjusted loss of $6 million in the current quarter, compared to adjusted earnings of $52 million in the second quarter of 2017 and adjusted earnings of $50 million in the first quarter of 2018.
The current quarter did not include any notable items. The second quarter of 2017 included $5 million in favorable notable items. The first quarter of 2018 included $16 million in favorable notable items. On a quarter-over-quarter basis, the adjusted loss reflects higher claims and reserve development, and lower net investment income primarily related to a decrease in alternative investment income and the portfolio realignment completed in the first quarter of 2018. On a sequential basis, the adjusted loss reflects lower net investment income primarily related to a decrease in alternative investment income, higher claims, and higher expenses.
Corporate & Other
Corporate & Other had an adjusted loss of $99 million in the current quarter, compared to adjusted earnings of $34 million in the second quarter of 2017 and an adjusted loss of $59 million in the first quarter of 2018.
The current quarter includes an unfavorable notable item of $44 million related to establishment costs, as described above. The second quarter of 2017 did not include any notable items. The first quarter of 2018 included an unfavorable notable item of $37 million. On a quarter-over-quarter basis, the adjusted loss reflects lower net investment income and higher expenses. On a sequential basis, the adjusted loss reflects higher expenses.
Net Investment Income
Net investment income for the second quarter of 2018 was $806 million. On a quarter-over-quarter basis, adjusted net investment income* increased $20 million to $812 million, primarily driven by growth in assets and ongoing repositioning of the investment portfolio, partially offset by lower alternative investment income. On a sequential basis, adjusted net investment income decreased $13 million, primarily driven by lower alternative investment income, partially offset by growth in assets and ongoing repositioning of the investment portfolio.
The net investment income yield was 4.37 percent during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	June 30, 2018	March 31, 2018	June 30, 2017
Variable annuity assets above CTE95 (1)	$2.7	$2.7	N/A
Statutory combined total adjusted capital (2) (3)	$6.0	$6.5	$6.4
(1) Conditional Tail Expectation (“CTE”) 95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 5 percent of 1,000 capital market scenarios over the life of the contracts (“CTE95”).

(2) Represents combined results for Brighthouse Life Insurance Company, Brighthouse Life Insurance Company of NY and New England Life Insurance Company.
(3) Reflects preliminary statutory results as of June 30, 2018.

Capitalization

Holding company liquid assets were $569 million at June 30, 2018.

Statutory total adjusted capital on a preliminary basis decreased approximately $0.5 billion to $6.0 billion at June 30, 2018, driven by an increase in variable annuity reserves and net derivative mark-to-market losses.

Assets above CTE95 were flat at $2.7 billion at June 30, 2018. Assets above CTE98 were in excess of $0.5 billion at June 30, 2018.

Stock Repurchase Program

Brighthouse Financial today announced that its Board of Directors has authorized the repurchase of up to $200 million of Brighthouse Financial common stock. The stock repurchase program is the first for Brighthouse Financial since becoming an independent, publicly-traded company in August 2017.

Repurchases under the program may be made through open market purchases, pursuant to 10b5-1 plans or pursuant to accelerated stock repurchase plans from time to time at management's discretion in accordance with applicable federal securities laws.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Earnings Conference Call
Brighthouse Financial plans to hold a conference call and audio webcast to discuss its financial results for the second quarter of 2018 at 8:00 a.m. Eastern Time on Tuesday, August 7, 2018.
To listen to the audio webcast via the internet, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 from within the U.S. or +1-209-905-5952 from outside the U.S.
A replay of the conference call will be made available until Friday, August 17, 2018 on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with GAAP. We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on equity	return on equity
adjusted return on equity, less notable items	return on equity
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and net income (loss) available to shareholders per common share to refer to earnings per common share, diluted.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses
Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding (i) the impact of market volatility, which could distort trends, and (ii) businesses that have been or will be sold or exited by us, referred to as divested businesses.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•	Net investment gains (losses);

•
Net derivative gains (losses), except earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment (“Investment Hedge Adjustments”); and

•	Amortization of unearned revenue related to net investment gains (loss) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”)(1).
The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•	Amounts associated with benefits and hedging costs related to GMIBs (“GMIB Costs”)(1);

•
Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”); and

•	Amortization of DAC and VOBA related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments(1).
The tax impact of the adjustments mentioned is calculated net of the U.S. statutory tax rate, which could differ from our effective tax rate.
Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Equity
Adjusted earnings per common share and adjusted return on equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders’ interests.
Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period.
Adjusted return on equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s stockholders’ equity, excluding AOCI.

(1) Collectively, amounts related to GMIB, excluding amounts recorded in NDGL, may be referred to as “GMIB adjustments.”

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Adjusted Net Investment Income
We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments and excluding the incremental net investment income from CSEs.

Other Financial Disclosures

Corporate Expenses
Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items
Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI
Brighthouse uses the term “book value” to refer to “stockholders’ equity.” Book value per common share is defined as ending Brighthouse Financial, Inc.'s stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s stockholders’ equity, excluding AOCI, divided by ending common shares outstanding.

CTE95
CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 5 percent of 1,000 capital market scenarios over the life of the contracts.

CTE98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 2 percent of 1,000 capital market scenarios over the life of the contracts.

Holding Company Liquid Assets
Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Sales
Statistical sales information for Life sales is calculated using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield
Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets, collateral received from derivative counterparties and the effects of consolidating under GAAP certain VIEs that are treated as CSEs.

Adjusted Statutory Earnings
Adjusted statutory earnings is a measure of our ability to pay future distributions and are reflective of whether our hedging program functions as intended. Adjusted statutory earnings is calculated as statutory pre-tax income less the variable annuities reserve methodology (Actuarial Guideline 43) and including both the reserve and capital methodology based CTE95 calculation and unrealized gains (losses) associated with the variable annuities risk management strategy.

Basis of Presentation
The information presented in this news release is derived from the consolidated financial statements of Brighthouse Financial, Inc. for periods subsequent to the separation from MetLife, Inc. that occurred on August 4, 2017, and is derived from the combined financial information of the MetLife U.S. Retail Separation Business for periods prior to the separation. The combined financial information was prepared in connection with the separation of a substantial portion of MetLife, Inc.'s former Retail segment as well as certain portions of its former Corporate Benefit Funding segment, and presents the combined results of operations and financial condition of certain former direct and indirect subsidiaries and certain of its current and former affiliates.

Forward-Looking Statements
This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as “anticipate,” “estimate,” “expect,” “project,” “may,” “will,” “could,”

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

“intend,” “goal,” “target,” “forecast,” “objective,” “continue,” “aim,” “plan,” “believe” and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operating and financial results, as well as statements regarding the expected benefits of the separation from MetLife (the “Separation") and the recapitalization actions.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased counterparty risk due to guarantees within certain of our products; the effectiveness of our exposure management strategy and the impact of such strategy on net income volatility and negative effects on our statutory capital; the additional reserves we will be required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; our degree of leverage due to indebtedness incurred in connection with the Separation; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; changes in accounting standards, practices and/or policies applicable to us; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; the impact of the Separation on our business and profitability due to MetLife's strong brand and reputation, the increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; any failure of third parties to provide services we need, any failure of the practices and procedures of these third parties and any inability to obtain information or assistance we need from third parties, including MetLife; whether the operational, strategic and other benefits of the Separation can be achieved, and our ability to implement our business strategy; whether all or any portion of the Separation tax consequences are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements including the potential of outcomes adverse to us that could cause us to owe MetLife material tax reimbursements or payments or disagreements regarding MetLife's or our obligations under our other agreements; the impact on our business structure, profitability, cost of capital and flexibility due to restrictions we have agreed to that preserve the tax-free treatment of certain parts of the Separation; the potential material negative tax impact of the Tax Cuts and Jobs Act and other potential future tax legislation that could decrease the value of our tax attributes, lead to increased risk-based capital requirements and cause other cash expenses, such as reserves, to increase materially and make some of our products less attractive to consumers; whether the distribution will qualify for non-recognition treatment for U.S. federal income tax purposes and potential indemnification to MetLife if the distribution does not so qualify; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the “SEC”).

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, particularly in the sections entitled “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” as well as in other documents we file from time to time with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

About Brighthouse Financial, Inc.
Brighthouse Financial, Inc. (Nasdaq: BHF) is a major provider of annuities and life insurance in the U.S. Established by MetLife, we are on a mission to help people achieve financial security. We specialize in products that play an essential role in helping people protect what they've earned and ensure it lasts. Learn more at www.brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Tim Miller (980) 949-3121 tim.w.miller@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	June 30, 2018	March 31, 2018	June 30, 2017
Premiums	$223	$229	$218
Universal life and investment-type product policy fees	962	1,002	957
Net investment income	806	817	766
Other revenues	98	105	162
Revenues before NIGL and NDGL	2,089	2,153	2,103
Net investment gains (losses)	(75)	(4)	—
Net derivative gains (losses)	(312)	(334)	(78)
Total revenues	$1,702	$1,815	$2,025

Expenses
Interest credited to policyholder account balances	$269	$267	$284
Policyholder benefits and claims	813	738	785
Amortization of DAC and VOBA	246	305	21
Interest expense on debt	36	37	37
Other expenses	655	581	577
Total expenses	2,019	1,928	1,704
Income (loss) before provision for income tax	(317)	(113)	321
Provision for income tax expense (benefit)	(79)	(48)	75
Net income (loss)	(238)	(65)	246
Less: Net income (loss) attributable to noncontrolling interests	1	2	—
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(239)	$(67)	$246

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	June 30, 2018	March 31, 2018	June 30, 2017
Investments:
Fixed maturity securities available-for-sale	$62,343	$63,178	$63,507
Equity securities (1)	153	160	206
Mortgage loans, net	12,337	11,308	10,263
Policy loans	1,458	1,517	1,513
Real estate joint ventures	449	441	302
Other limited partnership interests	1,706	1,700	1,623
Short-term investments	177	293	1,286
Other invested assets (1)	2,305	2,452	3,109
Total investments	80,928	81,049	81,809
Cash and cash equivalents	2,135	1,888	4,443
Accrued investment income	607	640	608
Reinsurance recoverables	12,745	12,746	12,732
Premiums and other receivables	848	781	683
DAC and VOBA	5,968	6,083	6,464
Current income tax recoverable	814	832	1,423
Other assets	580	593	600
Separate account assets	111,587	114,385	115,566
Total assets	$216,212	$218,997	$224,328

LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$35,816	$36,223	$34,352
Policyholder account balances	38,407	37,940	37,296
Other policy-related balances	2,941	2,991	2,985
Payables for collateral under securities loaned and other transactions	4,265	4,244	7,121
Long-term debt	3,607	3,609	3,016
Deferred income tax liability	684	752	2,337
Other liabilities	5,405	5,180	5,190
Separate account liabilities	111,587	114,385	115,566
Total liabilities	202,712	205,324	207,863
Equity
Common stock	1	1	—
Additional paid-in capital	12,444	12,432	—
Retained earnings	175	374	—
Shareholder’s net investment (2)	—	—	14,521
Accumulated other comprehensive income (loss)	815	801	1,894
Total Brighthouse Financial, Inc.’s stockholders’ equity	13,435	13,608	16,415
Noncontrolling interests	65	65	50
Total equity	13,500	13,673	16,465
Total liabilities and equity	$216,212	$218,997	$224,328

(1) The Company reclassified $72 million as of June 30, 2017 of FHLB common stock from equity securities to other invested assets, principally at estimated fair value, to conform to current presentation.

(2) For periods ending prior to the separation, stockholders’ equity was previously reported as shareholder’s net investment.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net income (loss) available to shareholders	$(239)	$(67)	$246
Adjustments from net income (loss) available to shareholders to adjusted earnings:
Less: Net investment gains (losses)	(75)	(4)	—
Less: Net derivative gains (losses)	(316)	(342)	(105)
Less: GMIB adjustments (1)	(38)	6	(88)
Less: Amortization of DAC and VOBA related to net investment gains (losses) and net derivative gains (losses)	(77)	(130)	124
Less: Market value adjustments	8	31	(11)
Less: Other (1)	1	(4)	(25)
Less: Provision for income tax (expense) benefit on reconciling adjustments	105	93	27
Adjusted earnings	$153	$283	$324

Net income (loss) available to shareholders per common share	$(2.01)	$(0.56)	N/A
Less: Net investment gains (losses)	(0.64)	(0.03)	N/A
Less: Net derivative gains (losses)	(2.64)	(2.86)	N/A
Less: GMIB adjustments (1)	(0.32)	0.05	N/A
Less: Amortization of DAC and VOBA related to net investment gains (losses) and net derivative gains (losses)	(0.64)	(1.09)	N/A
Less: Market value adjustments	0.07	0.26	N/A
Less: Other (1)	0.01	(0.03)	N/A
Less: Provision for income tax (expense) benefit on reconciling adjustments	0.88	0.78	N/A
Adjusted earnings per common share	$1.27	$2.36	N/A

(1) Certain amounts in the prior periods have been reclassified to conform to the current period presentation.

Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net investment income	$806	$817	$766
Less: Investment hedge adjustments	(3)	(8)	(27)
Less: Incremental net investment income from CSEs	(3)	—	1
Adjusted net investment income	$812	$825	$792

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	June 30, 2018	March 31, 2018	June 30, 2017
Actuarial items and other insurance adjustments	$—	$(32)	$—
Establishment costs	44	37	—
Separation related transactions	—	—	(42)
Other	—	—	—
Total notable items (1)	$44	$5	$(42)

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$—	$(25)
Life	—	(16)	(12)
Run-off	—	(16)	(5)
Corporate & Other	44	37	—
Total notable items (1)	$44	$5	$(42)

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.